EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13G, dated February 16, 2010 (including amendments thereto) with respect to the common shares of GeoPetro Resources Company.  This Joint Filing Agreement shall be filed as an Exhibit to such Schedule 13G.

Dated:  February 16, 2010

By:	/s/ Jeffrey C. Friedman
Name: Jeffrey C. Friedman

JEFFREY C. FRIEDMAN IRA CHARLES SCHWAB CUSTODIAN
FBO JEFFREY C. FRIEDMAN

By:	/s/ Jeffrey C. Friedman
Name: Jeffrey C. Friedman
Title: Trustee